Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement” ) is made this 13th of June, 2014 between Provision Interactive Technologies, Inc., (PITI) a California Corporation, located at 9253 Eton Avenue, Chatsworth, California, a wholly owned subsidiary of Provision Holding Inc., (PVHO) a Nevada Corporation hereinafter referred to as the “Employer” or “Company”, and Curt Thornton, hereinafter referred to as the “Employee” or “Executive”.

WHEREAS, the Executive was the founder of PITI and has acted as the CEO and Chairman of the Board of Directors of PITI and PVHO, and serves as its Chief Executive Officer and Chairman; and

WHEREAS, the Executive has substantial experience and expertise in business segments integral to the management and operations of PITI and PVHO; and

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique, and have been integral to the success of the Company and thus wishes to secure the ongoing services of the Executive as Chairman and CEO of PITI and PVHO on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Article 1. Term of Employment

1)	The Employer hereby employs Employee and Employee agrees to extend employment with Employer for a period of five years beginning on June 13th, 2014.

2)	This agreement may be terminated earlier as hereinafter provided.

Article 2. Duties and Obligations of Employee

1)	Employee shall serve as Chairman and CEO of PITI, and PVHO, and will serve as a corporate officer therein. In that capacity, Employee shall do and perform all services, acts, or things necessary or advisable to fulfill the duties thereof. However, Employee shall at all times be subject to the policies established by the Board of Directors.

2)	Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this agreement.

3)	Employee shall devote his entire productive time, ability, and attention to the business of Employer during the term of this contract.

4)	This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Employee shall not, directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer.

5)	During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any 3D business that is in direct competition with the business of Employer.

6)	The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Employer including without limitation, financial, personnel, sales, planning, and other information that is owned by Employer and regularly used in the operation of Employer’s business and that this information constitutes Employer’s trade secrets.

7)	Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use such trade secrets in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment with Employer.

8)	Employee further agrees that all files, records, documents, equipment, and similar terms relating to Employer’s business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer.

Article 3. Obligations of Employer

1)	Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

2)	Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer’s behalf.

Article 4. Compensation of Employee - Cash/Base Salary

1)	As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee a minimum annual base salary (“Base Salary”) at the rate of $144,000 per year. The Employee’s base salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Employee’s base salary is increased by the Company, such increased base salary shall then constitute the Base Salary for all purposes of this Agreement.

2)	Employee shall receive such annual increases in salary as may be determined by Employer’s Board of Directors sole discretion at least annually on or about each anniversary of the execution of this contract.

3)	Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

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Article 5. Employee Incentives - Bonus/Equity Participation Programs

1)	For each full fiscal year of the Company that begins and ends during the employment period, the Employee shall be eligible to earn an annual cash bonus in such amount as will be determined by the Compensation Committee of the Board of Directors. The amount of the annual bonus shall be based on the achievement by the Employee and the Company of performance goals established by the Compensation Committee for each such fiscal year. The annual bonus programs developed will be set forth in ‘Addendums’ attached to and incorporated into this Agreement at the beginning of each fiscal year.

2)	For each full fiscal year of the Company that begins and ends during the employment period, the Employee shall be eligible for equity participation in shares of Employer’s common stock based upon the achievement by the Employee and the Company of performance goals established by the Compensation Committee for each such fiscal year. The annual equity participation programs developed will be set forth in ‘Addendums’ attached to and incorporated into this Agreement at the beginning of each fiscal year.

Article 6. Employee Benefits

1)	Employee shall be entitled to four weeks’ vacation time each year with full pay. If Employee is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year or may receive a cash payment in an amount equal to the amount of annual salary attributable to that period.

2)	Employer agrees to provide Employee and spouse with group medical/dental benefits in accordance with the benefit program/s and policy/ies offered the salaried Employees of the Company or as approved by the Board of Directors.

3)	Employer agrees to provide or reimburse Executive for executive Term Life Insurance and Disability policy in an amount up to 10x the annual salary of Executive, wherein; the named beneficiary of said policy shall be designated by the Executive.

4)	Employer agrees to reimburse Executive for up to $2,000 each year for an executive physical.

Article 7. Business Expenses

1)	Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of Employer.

2)	Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

3)	Executive will be entitled to a mid-sized automobile appropriate for carrying out the business activities of the company including all maintenance and expenses.

4)	Employer shall reimburse Executive for tuition and related expenses for education obtained, during Employee’s employment with the Company, commensurate with the Executive’s position with the Company.

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Article 8. Termination of Employment

1)	Termination. The Employee’s employment hereunder may be terminated during the employment period under the following circumstances:

a)	Death. The Employee’s employment hereunder shall terminate upon his death.

b)	Disability. If, as a result of the Employee’s incapacity due to physical or mental illness as determined by a physician selected by the Employee, and reasonably acceptable to the Company, I) the Employee shall have been substantially unable to perform his duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months, and (ii) within 30 days after written Notice of Termination is given to the Employee after such six or twelve month period, the Employee shall not have returned to the substantial performance of his duties on a full-time basis, the company shall have the right to terminate the Employee’s employment hereunder for “Disability”.

c)	Cause. The Company shall have the right to terminate the Employee’s employment for “cause.” For purposes of this Agreement, the Company shall have “cause” to terminate the Employee’s employment only upon the Employee’s:

i)	Conviction of a felony or willful gross misconduct that, in either case, results in material and demonstrable damage to the business or reputation of the Company; or
ii)	Willful and/or continued failure to perform his duties hereunder (other than such failure resulting from the Employee’s incapacity due to·physical or mental illness).

2)	Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee during the Employment Period (other than pursuant to Article 8.1.a) shall be communicated by written Notice of Termination to the other party.

For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under that provision.

3)	Date of Termination. “Date of Termination” shall mean (I) if the Employee’s employment is terminated by his death, the date of his death, (ii) if the Employee’s employment is terminated pursuant to Article 8.1.b., thirty (30) days after the date of receipt of the Notice of Termination (provided that the Employee does not return to the substantial performance of his duties on a full time basis during such thirty (30) day period), and (iii) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

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Article 9. Change in Control

1)	Change in control program is defined as the occurrence of any one of the following:

a.	Incumbent directors cease to constitute a majority of the Board, unless the election was approved by at least two-thirds of the incumbent directors then on the Board, or

b.	The acquisition of thirty three (33%) percent or more of the combined voting shares of the Company’s then outstanding securities, or

c.	A merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders.

2)	In the event of the occurrence of a., b., or c. above, constituting a change in control of the Company the Employee shall be entitled to the following:

a.	The immediate vesting of any and all issued common stock held by the Employee, with the removal of all, if any, restrictions, in compliance with the rules and regulations set forth under the State of California Department of Corporations and US Securities and Exchange Commission.

b.	Any and all warrants held by the Employee shall be immediately exercised on a cashless basis.

c.	Employee shall receive a one lump sum payment equal the amount of his or her salary times for every 4 years of (full and partial) of employment which have been completed.

Article 10. General Provisions

1)	Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt, mailed notices shall be deemed communicated as of the date of mailing.

2)	Any controversy between Employer and Employee involving the construction or application of any terms, provisions, or conditions of this agreement shall be on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

3)	Employer and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

4)	The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

5)	If any legal action based in contract law is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

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6)	This agreement supercedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the convenants and agreements between the parties with respect to that employment in any manner whatsoever.

Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party that are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding.

7)	Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

8)	The failure of either party to insist on strict compliance with any terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

9)	If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10)	This agreement shall be governed by and construed in accordance with the laws of the State of California.

11)	If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee’s executors, administrators, heirs, personal representatives, successors, and assigns.

12)	Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

13)	Employee’s Successors. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.

Upon the Executive’s death, this Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Employee’s interests under this Agreement. If the Employee should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Employee, or otherwise to his legal representatives or estate.

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Executed on June 13, 2014, at Chatsworth, California

EMPLOYER

Provision Interactive Technologies, Inc.

/s/ Curt Thornton / /s/ Robert Ostrander

EMPLOYEE

/s/ Curt Thornton

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Addendum Fiscal Year 2015 (July 1, 2014 – June 30, 2015)

Performance Goals for Cash Bonus: Up to 50% of annual Salary upon successful completion of the following goals.

Goals:	1)	Secure financing for first 1000 Rite Aid Savings Center installs.
	2)	Build first 200 Rite Aid Savings Centers.
	3)	Achieve revenues of $2MM or greater.
	4)	Secure contracts with agencies for national and local advertising.

Performance Goals for Equity Participation: 100,000 shares of stock options for every $0.02 increase in share price above $0.08.

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Addendum Fiscal Year 2016 (July 1. 2015 – June 30, 2016)

Performance Goals for Cash Bonus: Up to 50% of annual Salary upon successful completion of goals.

Goals:	1)	Build and install 2000+ wellness Plus with Plenti Savings Centers.
	2)	Complete comprehensive financial audit to become fully reporting to SEC.
	3)	Achieve revenues of $10MM or greater.
	4)	Secure contract with 1 additional national retailer.
	5)	Secure contract with an additional agency for national and local ad sales.
	6)	Secure and close on a minimum private placement of $4 million.

Performance Goals for Equity Participation: 100,000 shares of stock options for every $0.02 increase in share price above $0.10.

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Addendum Fiscal Year 2017 (July 1, 2016 – June 30, 2017)

Performance Goals for Cash Bonus: Up to 50% of annual Salary upon successful completion of goals.

Goals:	1)	Build and install 1000+ 3D Savings Centers.
	2)	Achieve revenues of $10MM or greater.
	3)	Secure contract with a minimum of 2 additional national retailers.
	4)	Secure contract with Investment banker
	5)	Conclude secondary offering and up-listing to national stock exchange

Performance Goals for Equity Participation: 100,000 shares of stock options for every $0.02 increase in share price above $0.25.

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